Exhibit 107

Calculation of Filing Fee Tables

FORM S-3

(Form Type)

FIRST COMMUNITY CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share (2)	Maximum Aggregate Offering Price (3)	Fee Rate (4)	Amount of Registration Fee (5)
Newly Registered Shares
Fees to Be Paid	Equity	Common Stock, par value $1.00 per share	457(o)
	Equity	Preferred Stock, par value $1.00 per share	457(o)
	Debt	Debt Securities (6)	457(o)
	Equity	Warrants	457(o)
	Debt	Depositary Shares	457(o)
	Other	Subscription Rights	457(o)
	Other	Stock Purchase Contracts	457(o)
	Other	Stock Purchase Units	457(o)
	Other	Units	457(o)
	Unallocated (Universal Shelf)	Unallocated (Universal Shelf)	457(o)	(1)	(2)	$75,000,000	0.00015310	$ 11,482.50
Fees Previously Paid	—	—	—	—	—	—	—	—
Carry Forward Securities
Carry Forward Securities	—	—	—	—	—	—	—	—
	Total Offering Amounts					$75,000,000	0.00015310	$ 11,482.50
	Total Fees Previously Paid					—		$0
	Total Fee Offsets					—		$0
	Net Fee Due							$ 11,482.50

(1)	An unspecified aggregate initial offering price and number of securities of each identified class is being registered as may from time to time be offered at unspecified prices. Also includes an indeterminate number of shares of common stock, preferred stock, warrants, depositary shares, subscription rights, stock purchase contracts, stock purchase units and units, and such indeterminate principal amount of senior debt securities and subordinated debt securities as may be issued by the registrant upon exercise, conversion or exchange of any securities that provide for such issuance, or that may from time to time become issuable by reason of any stock split, stock dividend or similar transaction, for which no separate consideration will be received by registrant. In no event will the aggregate offering price of all types of securities issued by the registrant pursuant to this registration statement exceed $75,000,000. Any securities registered hereunder may be sold separately or together with other securities registered hereunder. Includes an indeterminate number of depositary shares evidenced by depositary receipts as may be issued in the event that First Community Corporation elects to offer fractional interests in its preferred stock registered hereby. Pursuant to Rule 457(n), no additional registration fee is payable in respect of the registration of the guarantee.
(2)	The proposed maximum offering price per unit of security will be determined by First Community Corporation, from time to time, in connection with the issuance by the registrant of the securities registered hereunder and has been omitted pursuant to General Instruction II.D of Form S-3 under the Securities Act of 1933.
(3)	The proposed maximum aggregate offering price per class of security will be determined from time to time by First Community Corporation in connection with the issuance by First Community Corporation of the securities registered hereunder and has been omitted pursuant to General Instruction II.D of Form S-3 under the Securities Act of 1933.
(4)	Estimated for the sole purpose of computing the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.
(5)	Calculated pursuant to Rule 457(o) of the Securities Act of 1933.
(6)	May consist of one or more series of senior or subordinated debt.